EXHIBIT 99.1


                                 TELESCAN, INC.
                              AMENDED AND RESTATED
                             1995 STOCK OPTION PLAN
                     (AS AMENDED AND RESTATED JUNE 23, 2000)

        1. PURPOSE. The purpose of this Stock Option Plan, as amended and restated ("the Plan"), is to further the interest of the Company, its subsidiaries and its shareholders by providing incentives in the form of stock options to key employees and directors who contribute materially to the success and profitability of the Company. The grants will recognize and reward outstanding individual performances and contributions and will give such persons a proprietary interest in the Company, thus enhancing their personal interest in the Company's continued success and progress. This Plan will also assist the Company and its subsidiaries in attracting and retaining key employees and directors. The options granted under this Plan may be either Incentive Stock Options, as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended, or nonstatutory options taxed under Section 83 of the Internal Revenue Code of 1986, as amended.

        2. DEFINITIONS. The following definitions shall apply to this Plan:

                (a) "Board" means the board of directors of the Company.

                (b) "Code" means the Internal Revenue Code of 1986, as amended.

                (c) "Committee" means the Compensation Committee of the Board which shall consist of two or more directors of the Company appointed by the Board.

                (d) "Common Stock" means the Common Stock, par value $0.01 per share, of the Company or such other class of share or securities as to which the Plan may be applicable, pursuant to Section 12 herein.

                (e) "Company" means Telescan Inc., a Delaware corporation.

                (f) "Continuous Service" means the absence of any interruption or termination of employment with or service to the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company. Continuous Service shall not be considered interrupted in the case of sick leave, military leave, or any other leave of absence approved by the Company or in the case of transfers between locations of the Company or between the Company, its parent, its subsidiaries or its successors.

                (g) "Date of Grant" means the date on which the Committee grants an Option.

                (h) "Disinterested Person" means a disinterested person as defined in Rule 16b-3 of the Rules and Regulations promulgated under the Exchange Act, or any successor regulation or statute adopted under the federal securities laws.

                (i) "ERISA" means the Employee Retirement Income Security Act, as amended.
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                (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                (k) "Employee" means any person employed on an hourly or salaried basis by the Company or any parent or subsidiary of the Company that now exists or hereafter is organized or acquired by or acquires the Company.

                (l) "Fair Market Value" means (i) if the Common Stock is not listed or admitted to trade on a national securities exchange and if bid and ask prices for the Common Stock are not furnished through NASDAQ or a similar organization, the value established by the Committee, in its sole discretion, for purposes of the Plan; (ii) if the Common Stock is listed or admitted to trade on a national securities exchange or a national market system, the closing price of the Common Stock, as published in the WALL STREET JOURNAL, so listed or admitted to trade on such day or, if there is no trading of the Common Stock on such date, then the closing price of the Common stock on the next preceding date on which there was trading in such shares; or (iii) if the Common Stock is not listed or admitted to trade on a national securities exchange or a national market system, the mean between the bid and asked price for the Common Stock on such date, as furnished by the National Association of Securities Dealers, Inc. through NASDAQ or a similar organization if NASDAQ is no longer reporting such information.

                (m) "Incentive Stock Option" means a stock option, granted pursuant to either this Plan or any other plan of the Company, that satisfies the requirements of Section 422 of the Code and that entitles the Optionee to purchase stock of the Company or in a corporation that at the time of grant of the option was a parent or subsidiary of the Company or a predecessor corporation of any such corporation.

                (n) "Non-Employee Director" means any member of the Board who is not an Employee.

                (o) "Nonstatutory Option" shall have the meaning as used in
Section 9 herein.

                (p) "Option" means a stock option granted pursuant to the Plan.

                (q) "Option Period" means the period beginning on the Date of Grant and ending on the day prior to the tenth anniversary of the Date of Grant or such shorter termination date as set by the Committee.

                (r) "Optionee" means an Employee or Non-Employee Director who receives an Option.

                (s) "Parent" means any corporation which owns 50% or more of the voting securities of the Company.

                (t) "Plan" means this Stock Option Plan.

                (u) "Share" means the Common Stock, as adjusted in accordance with Section 13 of the Plan.

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                (v) "Subsidiary" means any corporation 50% or more of the voting securities of which are owned directly or indirectly by the Company at any time during the existence of this Plan.

        3. ADMINISTRATION. This Plan will be administered by the Committee. A majority of the full Committee constitutes a quorum for purposes of administering the Plan, and all determinations of the Committee shall be made by a majority of the members present at a meeting at which a quorum is present or by the unanimous, written consent of the Committee.

           Each member of the Committee must be a Disinterested Person. Accordingly, a member of the Committee shall not be granted or awarded Options under the Plan and shall not be granted or awarded options, grants, awards or other rights pursuant to any other plan of the Company or any of its affiliates if a grant or award under such plan would cause such person not to be or to lose his status as a Disinterested Person. If a member of the Committee ceases to be a Disinterested Person for any reason, such person shall immediately, without any action by the Board, cease to be a member of the Committee.

           The Committee has the exclusive power to select the Employee participants in this Plan, to establish the terms of the Options granted to each Employee participant, and to make all other determinations necessary or advisable under the Plan. The Committee has the sole and absolute discretion to determine whether the performance of an eligible Employee warrants an award under this Plan, and to determine the amount of the award. The Committee has full and exclusive power to construe and interpret this Plan, to prescribe and rescind rules and regulations relating to this Plan, and take all actions necessary or advisable for the Plan's administration. Any such determination made by the Committee will be final and binding on all persons. A member of the Committee will not be liable for performing any act or making any determination in good faith.

        4. SHARES SUBJECT TO OPTION. Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares that may be optioned and sold under the Plan shall be 1,222,500; provided, however, that the maximum amount of Options that may be granted to an Optionee remains at 637,500. Such shares may be authorized but unissued, or may be treasury shares. If an Option shall expire or become unexercisable for any reason without having been exercised in full, the unpurchased Shares that were subject to the Option shall, unless the Plan has then terminated, be available for other Options under the Plan.

        5. EMPLOYEE PARTICIPATION.

                (a) ELIGIBLE EMPLOYEES. Every Employee, as the Committee in its sole discretion designates, is eligible to participate in this Plan. The Committee's award of an Option to an Employee in any year does not require the Committee to award an Option to that Employee in any other year. Furthermore, the Committee may award different Options to different participants. The Committee may consider such factors as it deems pertinent in selecting participants and in determining the amount of their Option, including, without limitation: (i) the financial condition of the Company or its Subsidiaries; (ii) expected profits for the current or future years; (iii) the contributions of prospective employees to the profitability and success of the Company or its Subsidiaries; and (iv) the adequacy of the Employee's other compensation. Employees may include persons to whom stock, stock options, or other benefits previously were

                                     99.1-3
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granted under this or another plan of the Company or any Subsidiary, whether or not the previously granted benefits have been fully exercised.

                (b) NO RIGHT OF EMPLOYMENT. An Optionee's right, if any, to continue to serve the Company and its Subsidiaries as an Employee will not be enlarged or otherwise affected by his designation as a participant under this Plan, and such designation will not in any way restrict the right of the Company or any Subsidiary, as the case may be, to terminate at any time the employment of any participant.

        6. NON-EMPLOYEE DIRECTOR PARTICIPATION.

           (a) GRANTS OF AWARDS. The Compensation Committee shall have full discretion to grant Options to Non-Employee Directors at such times as it deems appropriate, to determine the number of shares of Common Stock underlying such Options, and to determine the other terms and provisions thereof subject to the other terms of the Plan.

           (b) NON-TRANSFERABILITY. Each Option granted to Non-Employee Directors by its term shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder, and shall be exercised during the lifetime of the Optionee only by him. Except as set forth herein, no Option granted to Non-Employee Directors or interest therein may be transferred, assigned, pledged or hypothecated by the Optionee during his lifetime, whether by operation of law or otherwise, or be made subject to execution, attachment or similar process.

        7. OPTION REQUIREMENTS. Each Option granted under this Plan shall satisfy the following requirements.

                (a) WRITTEN OPTION. An Option shall be evidenced by a written instrument specifying (i) the number of Shares that may be purchased by its exercise, (ii) the intent of the Committee as to whether the Option is to be an Incentive Stock Option or a Nonstatutory Option, and (iii) such terms and conditions consistent with the Plan as the Committee shall determine.

                (b) DURATION OF OPTION. Each Option may be exercised only during the Option Period designated for the Option by the Committee. At the end of the Option Period the Option shall expire.

                (c) OPTION EXERCISABILITY. Unless otherwise provided by the Committee on the grant of an Option, each Option shall be exercisable only as to no more than one-fourth (1/4) of the total number of shares covered by the Option during each twelve-month period commencing twelve months after the date the Option is granted. Notwithstanding the foregoing, an Option is exercisable only if the issuance of Shares pursuant to the exercise would be in compliance with applicable securities laws, as contemplated by Section 11 of this Plan. To the extent an Option is either unexercisable or unexercised, the unexercised portion shall accumulate

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until the Option both becomes exercisable and is exercised but in no case beyond the date that is ten years from the date the Option is granted.

                (d) ACCELERATION OF VESTING. Subject to the provisions of
Section 6 and 8(b), the Board may, in its discretion, provide for the exercise of Options either as to an increased percentage of shares per year or as to all remaining shares. Such acceleration of vesting may be declared by the Board at any time before the end of the Option Period, including, if applicable, after termination of the Optionee's Continuous Service by reason of death, disability, retirement or termination of employment.

                (e) OPTION PRICE. Except as provided in Section 8(a) and 9, the Option price of each Share subject to the Option shall equal the Fair Market Value of the Share on the Option's Date of Grant. Notwithstanding the preceding sentence or any other provision hereof, no Option granted hereunder shall be at an Option price less than $1.50 per share.

                (f) TERMINATION OF SERVICES. If the Optionee ceases Continuous Service for any reason other than death, disability, or retirement on or after the age of 65 of the Optionee, all Options held by the Optionee shall lapse immediately following the last day that the Optionee is employed by the Company, or the effective date of the termination of his services to the Company. On the grant of an Option, the Committee may, in its discretion, extend the time during which the Option may be exercised after termination of services. Any such option shall lapse at the end of the period established by the Committee for exercise after termination of services. The Option may be exercised on such termination date, subject to any adjustment under Section 7(d) and 13.

                (g) DEATH. In the case of death of the Optionee, the beneficiaries designated by the Optionee shall have one year from the Optionee's demise or to the end of the Option Period, whichever is earlier, to exercise the Option; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee died, subject to any adjustment under Section 7(b) and 13.

                (h) RETIREMENT. If the Optionee retires on or after attaining age 65, the Option shall lapse at the earlier of the end of the Option Period or three months after the date of retirement; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised on the retirement date, subject to any adjustment under Section 7(d) and 13.

                (i) DISABILITY. In the event of termination of Continuous Service due to total and permanent disability (within the meaning of Section 422 of the Code), the Option shall lapse at the earlier of the end of the Option Period or twelve months after the date of such termination; provided, however, the Option may be exercised only for the number of Shares for which it could have been exercised at the time the Optionee became disabled, subject to any adjustment under Sections 7(d) and 13.

        8. INCENTIVE STOCK OPTIONS. Any Options intended to qualify as an Incentive Stock Option shall satisfy the following requirements in addition to the other requirements of the Plan:

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                (a) TEN PERCENT SHAREHOLDERS. An Option intended to qualify as an Incentive Stock Option granted to an individual who, on the Date of Grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of either the Company or any parent or subsidiary, shall be granted at a price of 110% of Fair Market Value on the Date of Grant and shall be exercised only during the five-year period immediately following the Date of Grant. In calculating stock ownership of any person, the attribution rules of
Section 425(d) of the Code will apply. Furthermore, in calculating stock ownership, any stock that the individual may purchase under outstanding options will not be considered.

                (b) MAXIMUM OPTION GRANTS. The aggregate Fair Market Value, determined on the Date of Grant, of stock in the Company exercisable for the first time by any Optionee during any calendar year, under the Plan and all other plans of the Company or its parent or Subsidiaries (within the meaning of Subsection (d) of Section 422 of the Code) in any calendar year shall not exceed $100,000.00.

                (c) EXERCISE OF INCENTIVE STOCK OPTIONS. No disposition of the shares underlying an Incentive Stock Option may be made within two years from the Date of Grant nor within one year after the exercise of such Incentive Stock Option.

        9. NONSTATUTORY OPTIONS. Any Option not intended to qualify as an Incentive Stock Option shall be a Nonstatutory Option. Nonstatutory Options shall satisfy each of the requirements of Section 6 of the Plan, except the Nonstatutory Options may be granted at any price at or above $1.50 per Share.

       10. METHOD OF EXERCISE. An Option granted under this Plan shall be deemed exercised when the person entitled to exercise the Option (i) delivers written notice to the President of the Company of the decision to exercise, (ii) concurrently tenders to the Company full payment for the Shares to be purchased pursuant to the exercise, and (iii) complies with such other reasonable requirements as the Committee establishes pursuant to paragraph 11 of the Plan. During the lifetime of the Employee to whom an Option is granted, such Option may be exercised only by him. Payment for Shares with respect to which an Option is exercised may be in cash, or by certified check, or wholly or partially in the form of Common Stock having a Fair Market Value equal to the aggregate Option price. No Person will have the rights of a shareholder with respect to Shares subject to an Option granted under this Plan until a certificate or certificates for the Shares have been delivered to him.

           An Option granted under this Plan may be exercised in increments of not less than 10% of the full number of Shares as to which it can be exercised. A partial exercise of an Option will not effect the holder's right to exercise the Option from time to time in accordance with this Plan as to the remaining Shares subject to the Option.

       11. TAXES, COMPLIANCE WITH LAW; APPROVAL OF REGULATORY BODIES. The Company, if necessary or desirable, may pay or withhold the amount of any tax attributable to any Shares deliverable or amounts payable under this Plan, and the Company may defer making delivery or payment until it is indemnified to its satisfaction for the tax. Options are exercisable, and Shares can be delivered and payments made under this Plan, only in compliance with all applicable federal and state laws and regulations, including, without limitation, state and federal securities laws, and the rules of all stock exchanges on which the Company's stock is listed at any time.

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An Option is exercisable only if either (i) a registration statement pertaining to the Shares to be issued upon exercise of the Option has been filed with and declared effective by the Securities and Exchange Commission and remains effective on the date of exercise, or (ii) an exemption from the registration requirements of applicable securities laws is available. This Plan does not require the Company, however, to file such registration statement or to assure the availability of such exemptions. Any certificate issued to evidence Shares issued under the Plan may bear such legends and statements, and shall be subject to such transfer restrictions, as the Committee deems advisable to assure compliance with federal and state laws and regulations and with the requirements of Section 11 of the Plan. Each Option may not be exercised, and Shares may not be issued under this Plan, until the Company has obtained the consent or approval or every regulatory body, federal or state, having jurisdiction over such matters as the Committee deems advisable.

           Each person who acquires the right to exercise an Option by bequest or inheritance may be required by the Committee to furnish reasonable evidence of ownership of the Option as a condition to his exercise of the Option. In addition, the Committee may require such consents and release of taxing authorities as the Committee deems advisable.

       12. ASSIGNABILITY. An Option granted under this Plan is not transferable otherwise than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Code or Title I of ERISA, or the rules thereunder.

       13. ADJUSTMENT UPON CHANGE OF SHARES. If a reorganization, merger, consolidation, reclassification, recapitalization, combination or exchange of share, stock split, stock dividend, rights offering, or other expansion or contraction of the Common Stock of the Company occurs, the number and class of Shares for which Options are authorized to be granted under this Plan, the number and class of Shares then subject to Options previously granted under this Plan, and the price per Share payable upon exercise of each Option outstanding under this Plan shall be equitably adjusted by the Committee to reflect such changes. To the extent deemed equitable and appropriate by the Board, subject to any required action by shareholders, in any merger, consolidation, reorganization, liquidation or dissolution, any Option granted under the Plan shall pertain to the securities and other property to which a holder of the number of Shares of stock covered by the Option would have been entitled to receive in connection with such event.

       14. LIABILITY OF THE COMPANY. The Company, its parent and any Subsidiary that is in existence or hereafter comes into existence shall not be liable to any person for any tax consequences expected but not realized by an Optionee or other person due to the exercise of an Option.

       15. EXPENSES OF PLAN. The Company shall bear the expenses of administering the Plan.

       16. DURATION OF PLAN. Options may be granted under this Plan only within 10 years from the effective date of this Plan.

       17. APPLICABLE LAW. The validity, interpretation, and enforcement of this Plan are governed in all respects by the laws of Delaware and the United States of America.

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       18. EFFECTIVE DATE. The effective date of this Plan shall be March 23,
1995.

       19. SECURITIES LAWS. The Plan and the administration of the Plan are intended to comply with all applicable conditions of Rule 16b-3 or any successor regulation or statute adopted under the federal securities laws. To the extent any provision of the Plan or action by the Board or the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

                                     99.1-8